Exhibit 99.1

FOR IMMEDIATE RELEASE

July 26, 2023

Victory Oilfield Tech, Inc. and H2 Energy Group Inc. Announce Definitive Merger Agreement

[Austin, TX] - Victory Oilfield Tech, Inc., a fully reporting OTC Pink Sheet (stock symbol VYEY) company (“Victory”), an established provider of oil field technology solutions, and H2 Energy Group Inc. (“H2EG”), an innovative Green Hydrogen energy company, announced today that they have entered into a definitive Agreement and Plan of Merger, dated July 25, 2023. The combination is expected to create a powerful low-cost Green Hydrogen company, focusing on decarbonizing in both the heavy transportation and industrial hydrogen markets with what we believe to be cutting-edge Green Hydrogen production solutions.

Under the terms of the agreement, H2EG will merge with and into a wholly owned subsidiary of Victory, and as the surviving entity, H2EG will become a wholly-owned subsidiary of Victory. H2EG shareholders will receive at least 70% of the outstanding shares of Victory on a post-merger basis, with the final exchange ratio to be determined before the closing date.

The newly combined company is expected to benefit from the synergies of both businesses, leveraging Victory’s extensive experience in energy technology markets to commercially deploy H2EG’s competitive Green Hydrogen solutions, which deliver clean, reliable Green Hydrogen at competitive price points. The combined company will serve a broad range of potential clients in both commercial energy production markets and energy-intensive industries requiring clean, reliable, secure, and cost-effective energy sources.

The Fuel of the Future

Green Hydrogen, which is hydrogen generated by renewable energy or from fossil-free, low-carbon power, is viewed as a critical enabler of the global transition to sustainable energy and net zero emissions economies. Hydrogen can be used as a fuel similar to natural gas, producing only heat and water vapor when it is burned but without the CO2 emissions associated with natural gas. It can be used as fuel in fuel cells to generate electricity and heat, in gas turbine generators to provide electricity to the power grid, as well as a replacement for gasoline in internal combustion engines. Until now, producing Green Hydrogen has been cost-prohibitive. H2EG’s technology delivers Green Hydrogen at highly competitive prices.

Kevin DeLeon, Chief Executive Officer of Victory, said, “We are excited to join forces with H2EG and believe that this merger will create a market-leading Green Hydrogen company at a time when Green Hydrogen is increasingly being referred to as “The Fuel of the Future.” Combining our expertise in energy technology and finance with H2EG’s innovative Green Hydrogen solutions will enable us to serve a large and growing market and capitalize on the growing demand for affordable, clean, sustainable energy.”

Jim McGinley, Chief Executive Officer of H2EG, added, “This merger represents a significant milestone for both companies, offering us the opportunity to expand our market reach and strengthen our position within the rapidly growing Green Hydrogen industry. We look forward to working alongside the talented team at Victory to drive cost-effective innovation while delivering exceptional value to our customers.”

The transaction, which has been unanimously approved by the boards of directors of both companies and is expected to close in the fourth quarter of 2023, subject to customary closing conditions.

About Victory Oilfield Tech, Inc.

Victory is a provider of oil field technology solutions, helping clients optimize their operations and achieve greater efficiency in the oil and gas industry. Victory will refocus its efforts on a wide range of products and services designed to enhance decarbonizing production, reduce costs, and improve overall performance in hard-to-decarbonize industries such as refineries, ammonia, and fertilizer production.

About H2 Energy Group Inc.

H2EG is an innovative Green Hydrogen energy company dedicated to developing and implementing clean, sustainable energy solutions. The company’s cutting-edge technology offers a viable alternative to traditional fossil fuels, with applications across various industries, including transportation, power generation, and industrial processes.

For more information, please contact:

Victory Media Contact

Kevin DeLeon
Chief Executive Officer
info@H2EG.com

H2EG Media Contact

Jim McGinley
Chief Executive Officer
j.mcginley@H2EG.com
+1 847 636 7865

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimated,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “project,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, our ability to successfully complete the proposed merger, integrate H2EG with our operations and realize the anticipated benefits from the merger, any unexpected costs or delays in connection with the merger, general economic conditions and the ability to manage and continue growth, and other factors described in the Company’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company’s Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company’s other filings with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s website at www.sec.gov, and on the Company’s website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.